Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Bit Digital, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value $0.01 per share	(1)	Other	15,000,000	$1.53	$22,950,000.00	0.0001381	$3,169.40

Total Offering Amounts:						$22,950,000.00		3,169.40
Total Fee Offsets:								0.00
Net Fee Due:								$3,169.40

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Offering Note(s)

(1)	Represents an aggregate of 15,000,000 Ordinary Shares issuable upon exercise of stock options, restricted stock awards, or otherwise granted, or to be granted pursuant to the Bit Digital, Inc. 2026 Omnibus Equity Incentive Plan (the “Plan”).

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminable number of Ordinary Shares which may become issuable pursuant to the anti-dilution provisions of the Plan.

Any Ordinary Shares covered by an option or award granted under the Plan that is forfeited, canceled or expires (whether voluntarily or involuntarily) will be deemed not to have been issued for purposes of determining the maximum aggregate number of Ordinary Shares that may be issued under the Plan.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, based upon the last sale price of the Registrant’s Ordinary Shares, as reported on the Nasdaq Capital Market on August 21, 2026.